Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253047

Supplement dated June 15, 2023
To Prospectus Supplement dated April 23, 2021
(To Prospectus dated February 12, 2021)

Up to $200,000,000

NorthWestern Corporation
Common Stock
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    This supplement (this “Supplement”) supplements the prospectus supplement, dated April 23, 2021 (the “Prospectus Supplement”), providing for the offer and sale of shares of common stock, $0.01 par value per share, of NorthWestern Corporation (the “Company”) having an aggregate offering price of up to $200,000,000 from time to time through the agents named therein, acting as agent or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the Nasdaq Stock Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices in privately negotiated transactions (including block sales). This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

    This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to revise the list of sales agents, managers, forward sellers and forward purchasers, the Company’s counsel, and the addresses of each, named and reflected in the Prospectus Supplement and/or the Equity Distribution Agreement.

    Accordingly, the Prospectus Supplement is hereby amended to reflect the following changes:
1.Each reference to “Credit Suisse Securities (USA) LLC” is hereby replaced with “BMO Capital Markets Corp.,” such that each reference to the term “sales agent” or “sales agents” includes BofA Securities, Inc. (“BofA Securities”), BMO Capital Markets Corp. (“BMO”), CIBC World Markets Corp. (“CIBC”), and J.P. Morgan Securities LLC (“J.P. Morgan”);
2.Each reference to “Credit Suisse Securities LLC” is hereby replaced with “Bank of Montreal,” such that each reference to the term “forward purchaser” or “forward purchasers” includes Bank of America, National Association, Bank of Montreal,

Canadian Imperial Bank of Commerce and JP Morgan Chase Bank, National Association; and
3.Each reference to “Jones Day” is hereby replaced with “Husch Blackwell LLP.”

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BMO Capital Markets    BofA Securities    CIBC Capital Markets    J.P. Morgan
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